Consent of Price Waterhouse LLP - Exhibit 23.1


     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-3388 and 333-10253) and in the Registration Statement on Form S-4 (333-6086) of Cotelligent Group, Inc. of our report dated April 29, 1997, appearing on page 21 of Cotelligent Group, Inc,'s Annual Report on Form 10-K for the year ended March 31, 1997. We also consent to the reference to us under the heading "Selected Financial Data". However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".

(Signature of Price Waterhouse Appears Here)
Price Waterhouse
Minneapolis, Minnesota
June 30, 1997